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                                                                       EXHIBIT 5


March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.


Re:      Royal Caribbean Cruises Ltd.
         1995 Incentive Stock Option Plan





Dear Sir or Madam:

I am the General Counsel of Royal Caribbean Cruises Ltd., a Liberian corporation (the "Company"), and I have acted in that capacity in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Corporation's Registration Statement on Form S-8 (the "Registration Statement") of 3,000,000 additional shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issuable upon exercise of options granted under the Company's 1995 Incentive Stock Option Plan (the "Plan").

In furnishing this opinion, I have examined copies of the Articles of Incorporation and By-laws of the Company, as amended, the Plan, and such other papers, documents and certificates of public officials as I have deemed necessary and relevant to provide a basis for the opinions set forth below. In making such examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

This opinion is limited to the laws of the Republic of Liberia. In rendering this opinion, I have relied solely upon the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1977, as amended), as contained in pamphlets and materials delivered to me by Liberian International Ship & Corporate Registry, LLC which, according to Liberian International Ship & Corporate Registry, LLC remains, to the best of their knowledge, in effect on the date hereof.


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On the basis of the foregoing, I am of the opinion that the issuance by the
Company of the Shares in connection with the exercise of stock options properly granted under the Plan has been validly authorized by all necessary corporate action on the part of the Company and such Shares, upon exercise and payment thereof in accordance with the terms of the Plan, will be duly and validly issued and outstanding, fully paid and nonassessable.


I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Please be advised that I am a member of the Bar of the State of Florida and am not licensed to practice law in any other jurisdiction. This opinion may not, without my prior written consent, be used or relied upon by any other person other than the addressee.

Very truly yours,

/s/ MICHAEL J. SMITH


Michael J. Smith
General Counsel